EXHIBIT 10.28
Annual Cash Compensation of Named Executive Officers
The executive officers named in the compensation table in Monsanto’s proxy statement dated December 6, 2006 (the “Named Executive Officers”) have their base salaries determined yearly by the People and Compensation Committee (the “Committee”) of the Board of Directors. It is anticipated that such determinations will occur annually, effective as of the first day of the pay period in which the subsequent January 1 occurs. The Named Executive Officers are all “at will” employees, and do not have written or oral employment agreements other than change of control agreements, the form of which is filed, as required, as an exhibit to reports filed by the Company under the Securities Exchange Act of 1934. The Company, upon the approval of the Committee, retains the right to unilaterally decrease or increase the Named Executive Officers’ base salaries at any time.
The Named Executive Officers are eligible to participate in the Company’s annual incentive compensation plans for all regular employees, including executive officers, which provide for cash awards. Summaries of such annual incentive compensation plans are filed as exhibits, as required, to reports filed by the Company under the Exchange Act.
On October 22, 2007, the Committee approved for the Company’s Named Executive Officers the following base salaries to become effective as of December 31, 2007 and the following annual incentive awards for the 2007 fiscal year, which will be paid on November 9, 2007:

	Base Salary		Base Salary		FY 2007 Annual
Named Executive Officer	(as of 01/01/07)		(as of 12/31/07)		Incentive Award

Hugh Grant Chairman of the Board, President and Chief Executive Officer	$1,144,000		$1,355,000		$2,975,000

Charles W. Burson Special Assistant and Counsel to the Chief Executive Officer*	N/A	*	N/A	*	$175,000

Carl M. Casale Executive V.P., Strategy & Operations**	$510,000		$530,000		$740,000

Terrell K. Crews Executive V.P. and Chief Financial Officer and Seminis Chief Executive Officer**	$540,000		$565,000		$760,000

Robert T. Fraley, Ph.D. Executive V.P. and Chief Technology Officer	$550,000		$575,000		$770,000

*	Mr. Burson served as Executive V.P., Secretary and General Counsel during the 2006 fiscal year. In fiscal year 2007, Mr. Burson served as Special Assistant and Counsel to the Chief Executive Officer through his retirement on Dec. 31, 2006. He was awarded a prorated annual incentive award for fiscal year 2007, in accordance with the company’s annual incentive plan.

**	Prior to Oct. 23, 2007, Mr. Casale held the office of Executive V.P., North America Commercial and Mr. Crews held the office of Executive V.P. and Chief Financial Officer. Effective Oct. 23, 2007, the Board of Directors elected Messrs. Casale and Crews to the offices listed above.
The Company intends to provide additional information regarding other compensation awarded to the Named Executive Officers in respect of and during the 2007 fiscal year in the proxy statement for its 2008 annual meeting of shareowners, which is expected to be filed with the Securities and Exchange Commission in December 2007.